Exhibit 10.29
SEPARATION AND ADVISORY AGREEMENT

WHEREAS, Ravi Mohan, hereinafter referred to as “Executive,” is separating employment with Credit Acceptance Corporation (the “Company”), with the expected separation date of October 25, 2026, (“Separation Date”), in accordance with the terms of this agreement (this “Agreement”); and
WHEREAS, it is the intent of the Company to recognize the service of Executive to the Company;
WHEREAS, it is the intent of the parties that Executive will continue to work full-time for the Company through August 14, 2026, (“Leave Date”) after which Executive will be placed on paid administrative leave, during which time Executive will be expected to act in an advisory and transitionary capacity, through the Separation Date;
WHEREAS, it is the intent of the parties to reasonably present to the employees of the Company and outwardly to third parties that the decision to end Executive’s employment with the Company was reached by mutual agreement;
WHEREAS, it is the intent of the parties to amicably transition Executive’s duties in connection with Executive’s departure from the Company through the Separation Date and during the Advisory Period (as defined below), and, as such, the parties acknowledge that the mutual benefit that this amicable transition provides is of material value in support of this Agreement;
WHEREAS, the Company desires to continue to provide Executive with Executive’s current salary and benefits (if elected) through the Separation Date and, thereafter, to engage Executive to provide services to the Company as a non-employee advisor ("Advisor") through February 14, 2027, pursuant to the terms set forth in this Agreement;

WHEREAS, the parties to this Agreement intend to finally and amicably terminate the employer and employee relationship that exists between them effective as of the Separation Date, after which Executive will serve only as an independent contractor and advisor to the Company during the Advisory Period;
IT IS, THEREFORE, AGREED AS FOLLOWS:

1.    Executive, including all heirs, legal representatives, and assigns, hereby forever releases the Company and all of its affiliated organizations, subsidiaries, predecessors, successors and assigns, and all of its past, present and future directors, officers, agents, employees, representatives, owners and stockholders (collectively, the “Company Releasees”), both personally and in their representative capacities, of and from all claims, contracts, promises and damages, upon or by reason of any matter, cause or thing whatsoever, whether known or unknown, which Executive ever had, now has or may hereafter claim to have, including, but not limited to, all claims (a) from the beginning of time up to the execution or re-execution of this Agreement, including any claims (i) relating in any way to Executive’s employment with the Company, including any claims for employment discrimination, harassment, and/or retaliation, wrongful termination, or any other type of claim for compensation, money damages, attorney fees, or other relief, and (ii) all claims under constitutional, statutory or common law, including without limitation claims under Title VII of the Civil Rights Act of 1964, 29 U.S.C. § 621, et seq., the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act (Cal. Gov. Code §§ 12940 et seq.), the California Family Rights Act, the California Labor Code, the California Business and Professions Code sections 16600.1, 16600.5, 17200, et seq., and the Unruh Civil Rights Act (Cal. Civ. Code § 51), each as amended and including each of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any claims arising out of or related to the termination of Executive’s employment or (iii) any claims arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and Executive. The parties expressly agree and acknowledge that nothing in this Agreement releases or waives any rights or claims that cannot be waived as a matter of law or public policy. This release does not affect any rights to file for a benefit under any state workers’ compensation statutes for injuries sustained between the execution of this Agreement and the Separation Date, any claims that cannot be waived under applicable law, any rights under this Agreement, any rights to indemnification which Executive might have as a result of Executive’s employment with the Company, or any rights Executive may have to vested benefits under employee benefit plans.
Executive acknowledges and agrees that by executing this Agreement, Executive has received all compensation due from the Company and, in light of such payment, acknowledges that California Labor Code § 206.5 is not applicable. That section provides, in part: No employer shall require the execution of any release or any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.
By signing below, Executive expressly waives any and all rights and benefits conferred upon Executive by Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or releasing party.

Executive understands and agrees that the release given by Executive pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action of any kind whatsoever which Executive may have against the Company or any of the other Company Releasees.
2.    Executive promises and agrees to honor and abide by the terms and conditions of all written agreements in effect between Executive and the Company. In the event Executive violates such an agreement, the Company shall retain and may exercise all legal and equitable rights and pursue all legal and equitable remedies available.
3.    As of the Separation Date, Executive may hold certain stock options granted pursuant to the Credit Acceptance Amended and Restated Incentive Compensation Plan, as amended and restated on April 12, 2021, and as amended and in effect as of June 5, 2024 (the “Plan”), and the applicable option award agreements. For purposes of the option award agreements governing the Executive’s outstanding options, the Executive’s separation from service shall be treated as a “Retirement” (as defined in Nonqualified Stock Option Agreements governed by the Plan), and the Executive shall have the right to exercise any outstanding vested stock options under the option agreements at any time on or before the respective expiration dates of such options. Any of Executive's outstanding equity awards other than Executive's outstanding stock options under the Plan shall be treated in accordance with the terms and conditions of the Plan and the applicable award agreement. Likewise, nothing in this Agreement is intended to alter the vesting and/or distribution periods of any existing restricted stock award or grant held by Executive, including but not limited through the Separation Date. The Company shall reimburse Executive for any outstanding expenses incurred by Executive while employed by the Company related to such employment, provided that proof of such expenses is provided to the Company and in accordance with the applicable Company policy/requirements.
4.    Provided that Executive timely signs this Agreement and remains in compliance with this Agreement at all times, effective as of the Leave Date, Executive shall be placed on paid administrative leave, during which time the Company will continue to provide Executive with Executive’s current salary and benefits (if elected) through the Separation Date, and Executive will be expected to act in an advisory and transitionary capacity, through the Separation Date. Effective as of the Separation Date, Executive shall cease to serve as the Chief Technology Officer of the Company and any other position Executive may hold with the Company or any of its subsidiaries or affiliates. Following the Separation Date, and subject to Paragraphs 6 and 7 below, Executive shall provide advisory services to the Company commencing on the Separation Date and through February 14, 2027, unless terminated earlier as provided herein (the period between the Separation Date and the date Executive ceases to provide advisory services to the Company, the “Advisory Period”). Following the Leave Date (up until the Separation Date) and during the Advisory Period, Executive agrees to make Executive reasonably available, with reasonable advance notice, to provide advisory services as may be reasonably requested by the Company. Executive's duties and responsibilities as Advisor will consist of those duties and responsibilities assigned to Executive from time to time by the Chief Executive Officer of the Company (the “CEO”) or the CEO’s designee. Executive agrees to provide these duties in a professional manner, consistent with industry practices and all applicable laws, and on the terms and conditions set forth in this Agreement.

Effective as of the Separation Date, Executive shall perform such services as an independent contractor and not as an employee. During the term of Executive's engagement as Advisor: (i) Executive will not have an employer-employee relationship with the Company or its parents, subsidiaries or affiliates; (ii) Executive's relationship with the Company and its parents, subsidiaries and affiliates shall only be that of an independent contractor and Executive will perform all services during the Advisory Period as an independent contractor; (iii) Executive will not have any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or its parents, subsidiaries or affiliates, or to bind the Company or its parents, subsidiaries or affiliates in any manner; (iv) subject only to such specific limitations as are contained in this Agreement, the manner, means, details or methods by which Executive performs the advisory services shall be solely within Executive’s discretion; and (v) Executive will not be entitled to, and will make no claim to, any rights or fringe benefits afforded to any of the Company Releasees’ employees, including, without limitation, disability or unemployment insurance, workers' compensation insurance, pension and retirement benefits, profit-sharing, or rights under any other benefit plan or program applicable to employees of the Company Releasees, except as expressly provided in Paragraph 6 or as required by law. Nothing in this Agreement shall be interpreted or construed as creating or establishing a relationship of employer and employee between Executive and the Company following the Separation Date.

5.    Regardless of whether Executive signs this Agreement, Executive will receive Executive’s base salary at the current rate through the Leave Date, payable in accordance with the Company’s usual payroll practices.
6.    Provided that Executive timely signs this Agreement and remains in compliance with this Agreement at all times, as consideration for Executive’s services through the Separation Date, the Company agrees to provide Executive’s current salary and maintain Executive’s current benefits elections to Executive through the Separation Date. Following Executive’s Separation Date, the employment relationship between Company and Executive shall cease, at which point all benefits, equity grants, compensation plans, and other entitlements to which Executive may be entitled to shall extinguish unless otherwise expressly provided in this Agreement.
7.    Provided that Executive timely executes the supplemental release contained in Exhibit A (“Exhibit A”) within 7 days following the Separation Date, does not revoke Executive’s consent to Exhibit A in accordance with Paragraph 3 contained therein and remains in compliance with Exhibit A at all times, the Company, following the expiration of the revocation period contained in Paragraph 3 of Exhibit A, agrees to provide Executive, as Advisor during the Advisory Period, and in exchange for the covenants, promises, releases and agreements of Executive contained herein, which Executive expressly acknowledges as adequate and in excess of the benefits to which Executive would otherwise be entitled, with an ongoing fee equal to one month of the Executive’s current annual base salary amount plus Executive’s benefit premiums (if elected) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), based on Employee’s current election coverage (the “Advisory Fee”), payable within 30 days of the date of execution of this Agreement with additional payments of a monthly fee equal to the

Advisory Fee (the “Monthly Payment”) payable each month, first beginning within 30 days of the date of execution of Exhibit A, through the end of the month prior to the final month of the Advisory Period.
8.    Provided that Executive timely re-signs Exhibit A, does not revoke Executive’s consent to the re-execution of Exhibit A in accordance with Paragraph 4 contained therein and remains in compliance with Exhibit A at all times, the Company, following the expiration of the revocation period contained in Paragraph 4 of Exhibit A, agrees to provide Executive with the final Monthly Payment within 30 days of the date of the re-execution of Exhibit A becomes effective. Executive shall not be entitled to any monetary compensation, equity awards/grants, or other benefits not specifically contained herein.
9.    The Company makes no representation to Executive concerning the tax consequences of any payments or reimbursements during the Advisory Period. Executive is responsible for paying all federal, state and local income or business taxes, including estimated taxes, self-employment and any other taxes, fees, additions to tax, interest or penalties that may be assessed, imposed, or incurred as a result of the amounts paid by the Company during the Advisory Period. The Company shall not make any social security, workers’ compensation or unemployment insurance payments on Executive’s behalf.

10.    Either party may terminate the Advisory Period upon five (5) days’ written notice to the other party (the last day of the Advisory Period, the “Advisory Period End Date"). In the event of early termination by the Company for good cause (meaning for willful or malicious misconduct, fraud, material breach of this Agreement, or other action by Executive that materially harms the Company), Executive shall be entitled to payment for services rendered through the Advisory Period End Date, and any unpaid portion of the Advisory Fee, if applicable, shall be prorated accordingly. In the event of early termination by the Company without good cause, Executive shall be entitled to all remaining payments through the full completion of the contemplated Advisory Period. During the Advisory Period, Executive may engage in other employment or consulting activities, provided that such activities do not create a conflict of interest with the Company or violate any duty owed by Executive to the Company.
11.    Executive hereby agrees that the existing obligations Executive has under any confidentiality agreement entered into between Executive and the Company shall apply and remain in full force and effect and shall survive the execution, delivery and performance of this Agreement and are incorporated by reference as if set forth herein. Notwithstanding the foregoing, to the extent any prior agreement between Executive and the Company contains a non-competition or non-solicitation covenant, such covenant shall not be enforceable against Executive to the extent prohibited by California Business and Professions Code section 16600. In addition, Executive hereby agrees that Executive shall not, for a period of one year after the Separation Date, solicit, induce, or in any way cause or attempt to cause any current employee of the Company to in any way materially change or alter the person’s employment relationship with the Company for any reason, to the extent permitted by applicable law.

12.    In the event that Executive files an action in court seeking damages with respect to any released claim, Executive agrees that the Company shall be entitled to immediate repayment of all amounts paid to Executive under Paragraphs 6, 7, and 8 of this Agreement, except $100 (as consideration for the release of claims which shall remain valid and binding). In addition, the Company will be entitled to payment of all attorney fees, costs and expenses incurred in enforcing this Agreement. Finally, acceptance by the Company of repayment of this amount does not constitute a waiver of the Company’s right to enforce any provision of this Agreement or any other written agreement between Executive and the Company, nor does such repayment invalidate Executive’s waiver and release of all claims against the Company.
13.    Nothing contained in this Agreement shall be construed as an admission of wrongdoing or liability of any kind by the Company, its affiliated organizations, subsidiaries, predecessors, successors and assigns, and all of its past, present and future directors, officers, agents, employees, representatives, owners and stockholders. Rather, this Agreement is entered into so as to amicably sever the employer and employee relationship that exists between Executive and the Company.
14.    Subject to Paragraph 16, Executive agrees not to disclose or discuss with any person (other than Executive’s spouse, attorney, and tax or other financial advisor) any of the terms and conditions of this Agreement, except as may be required by law or regulation, and except as may be required to effectuate the terms of this Agreement. Executive acknowledges that, among other material terms of this Agreement, this is a material term of this Agreement and that the Company would not agree to this Agreement without this non-disclosure provision.

15.    Subject to Paragraph 16, Executive agrees not to take any action to maliciously and/or unlawfully harm the Company, its employees, customers, or other business relationships and/or operations. Likewise, Executive will not disparage the company, its officers, directors or employees or its products, services, operations or business practices. This provision shall not prohibit truthful statements required by law, regulation, or legal process, or disclosures as permitted under Paragraph 16 of this Agreement. In return, the Company agrees that its executive officers shall not publicly make any disparaging remarks, statements, or comments regarding Executive.
16.    Nothing in Paragraphs 11, 14, 15 or otherwise in this Agreement or any other agreement between Executive and the Company will prohibit or restrict Executive from
(i) voluntarily communicating with an attorney retained by Executive, (ii) voluntarily communicating with or providing information or documents to, initiating a charge or claim with, testifying before, complying with a subpoena from, or assisting or otherwise participate in any manner with an investigation or proceeding conducted by, any government agency, federal, state or local commission on human rights, legislative body, or self-regulatory organization, including making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, (iii) disclosing any information (including, without limitation, information of a confidential or proprietary nature) to a court or other administrative or legislative body in response to a subpoena, court order or written request, provided that Executive first promptly notifies (to the extent legally permissible) the Company and, with respect to any subpoena, court order or written request on behalf of any non-governmental person, uses commercially reasonable efforts to cooperate with any effort by the Company to seek to challenge the subpoena, court order or written request on behalf of any non-governmental person or obtain a protective order limiting its disclosure, (iii) recovering a whistleblower award as provided under Section 21F of the Securities and Exchange Act of 1934, or (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. Further, pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (I) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive's attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (II) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. While Executive is encouraged to bring any such possible violation to the attention of the Company, Executive does not need the prior authorization of the Company to make any such reports or disclosures to these entities. Further, nothing in this Agreement restricts Executive’s right to disclose of factual information regarding acts of sexual assault, sexual harassment, workplace harassment or discrimination, or other unlawful acts in the workplace as specified in Section 12964.5 of the California Government Code.

17.    Executive shall direct prospective employers seeking verification of employment to Company’s Human Resources Department. In response to any request for information by prospective employers addressed and directed to the Company’s Human Resources Department, the Company shall provide such prospective employers with Executive’s last title held and years of employment unless the release of additional information is specifically authorized by Executive or otherwise by court or administrative order.
18.    Within 10 days of the Separation Date, unless otherwise directed by the Company, Executive agrees to return all Company property, including but not limited to, dealer or customer files and information, computer equipment, software, training material, contracts, forms, letterhead, business cards, cellular telephones, memorandums, and employee handbooks. Executive agrees not to use or disclose any of the Company’s confidential and/or proprietary information, ideas, prototypes, or inventions outside of the Company, including but not limited to such information developed by Executive for the Company’s benefit.
19.    Up until the Advisory Period End Date, Executive agrees to reasonably cooperate with the Company to amicably transition Executive’s duties and responsibilities in anticipation of Executive’s exit from the Company. Executive agrees to reasonably cooperate in the transition of work or other Company-related matters as directed by the Company. At any time, Executive also agrees to be available to the Company or its designee and/or participate as required by the Company or its designee in any litigation matter arising out of or as a result of Executive’s employment with the Company.

20.    Executive understands and agrees that, except for benefits continued under COBRA, entitlement to medical, dental, and vision benefits cease at the end of the Separation Date’s calendar month, and entitlement to other Company benefits cease as of the Separation Date. Without limiting the foregoing, during the Advisory Period, Executive shall cease to be eligible to receive any awards under the Plan or the Company's other long-term incentive programs.
21.    The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation and other applicable payroll deductions. This Agreement as well as payments and benefits under this Agreement are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive has incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following

Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.
22.    If any provision of this Agreement is determined by any court or administrative agency of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms and provisions shall remain in full force and effect and shall not be affected thereby.
23.    This Agreement shall be governed and enforced according to the laws of the State of California. Any dispute arising concerning the interpretation and/or enforcement of the terms of this Agreement shall be resolved by final and binding arbitration before JAMS conducted in the county in which Executive last worked for the Company in California. In the event that such a dispute arises, counsel for both parties will attempt jointly to select an arbitrator. If unable to do so within fourteen (14) days of the commencement of the dispute, the JAMS rules for selecting an arbitrator shall govern. The arbitration decision shall be final and binding on the parties, and any award issued by the arbitrator may be entered in any court of competent jurisdiction.

24.    Executive expressly acknowledges that no one has made representations concerning the terms or effect of this Agreement other than as specifically stated herein.
25.    Executive agrees that this Agreement shall be binding upon, and pass to the benefit of, the successors and assigns of the Company. Executive may not assign Executive's duties or obligations under this Agreement.
26.    This Agreement may be executed in counterparts, including via DocuSign and other similar electronic formats, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
27.    This document constitutes the entire understanding of the parties, and no other agreement, policy, or plan between these parties related to Executive’s separation from the Company shall be binding unless entered into after the date of this Agreement, in writing, and signed by all the parties. This Agreement may only be amended or modified in a writing signed by Executive and an authorized representative of the Company.

By signing this Agreement, Executive acknowledges to have had the opportunity to consult with an attorney of Executive’s choice; that the Company has provided Executive with a reasonable period of time of not less than five (5) business days in which to do so; to have carefully reviewed and considered this Agreement; to understand the terms of the Agreement; and to have voluntarily agreed to these terms. Executive may voluntarily sign this Agreement prior to the end of the aforementioned time period; however, if Executive does so, by signing below, Executive acknowledges that the decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period.

/s/ Ravi Mohan                             8/19/2026
Executive: Ravi Mohan                         Date

On behalf of Credit Acceptance Corporation

/s/ Erin J. Kerber                             8/19/2026
Name: Erin J. Kerber                         Date
Title:    Chief Legal Officer

EXHIBIT A SUPPLEMENTAL RELEASE

1.Executive, including all heirs, legal representatives, and assigns, hereby forever releases the Company and all of its affiliated organizations, subsidiaries, predecessors, successors and assigns, and all of its past, present and future directors, officers, agents, employees, representatives, owners and stockholders (collectively, the “Company Releasees”), both personally and in their representative capacities, of and from all claims, contracts, promises and damages, upon or by reason of any matter, cause or thing whatsoever, whether known or unknown, which Executive ever had, now has or may hereafter claim to have, including, but not limited to, all claims (a) from the beginning of time up to the execution or re-execution of this Exhibit A, including any claims (i) relating in any way to Executive’s employment with the Company, including any claims for employment discrimination, harassment, and/or retaliation, wrongful termination, or any other type of claim for compensation, money damages, attorney fees, or other relief, and (ii) all claims under constitutional, statutory or common law, including without limitation claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, 29
U.S.C. § 621, et seq., the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act (Cal. Gov. Code §§ 12940 et seq.), the California Family Rights Act, the California Labor Code, and the Unruh Civil Rights Act (Cal. Civ. Code § 51), each as amended and including each of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any claims arising out of or related to the termination of Executive’s employment or (iii) any claims arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and Executive. The parties expressly agree and acknowledge that nothing in this Exhibit A releases or waives any rights or claims that cannot be waived as a matter of law or public policy. This release does not affect any rights to file for a benefit under any state workers’ compensation statutes for injuries sustained between the execution of this Exhibit A and the Advisory Period End Date, any claims that cannot be waived under applicable law, any rights under this Exhibit A, any rights to indemnification which Executive might have as a result of Executive’s employment with the Company, or any rights Executive may have to vested benefits under employee benefit plans.
2.Executive is hereby advised to consult with an attorney of Executive’s choice before signing or re-signing this Exhibit A. Executive acknowledges that Executive is entering into and re-signing (as applicable) this Exhibit A knowingly and voluntarily, without any coercion or intimidation, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled.
3.    Executive acknowledges that Executive has been given a period of twenty-one (21) days within which to consider this Exhibit A before signing and re-signing it. Executive further acknowledges that any decision on Executive’s part not to utilize the full twenty-one (21) day waiting period is done volitionally and not at the urging of the Company. Executive acknowledges that in the event that Executive decides not to utilize the full twenty-one (21) day period to consider this Exhibit A or the re-execution thereof, the decision to do so was not obtained by the Company based on fraud, misrepresentation, threat to withdraw this Exhibit A, threat to modify this Exhibit A, or by any promise to provide Executive with extra benefits in exchange for taking less than twenty-one (21) days to consider this Exhibit
A. Executive understands that, within seven (7) days of signing this Exhibit A, Executive may revoke this Exhibit A and further understands that this Exhibit A shall not become effective or enforceable until this revocation period has expired without Executive having revoked this Exhibit A. To be effective, the revocation must be in writing and delivered to the Company’s headquarters and addressed to the person who executed this Agreement on the Company’s behalf. If this Exhibit A is not revoked within the seven (7) day period, it shall be fully enforceable without any further affirmative action by either party. Executive shall sign and date this Exhibit A within twenty-one (21) days after receipt, but in no event prior to the Separation Date, in the spaces provided on the signature page hereto. If Executive does not sign this Exhibit A as specified herein, or Executive timely revokes Executive’s consent to Exhibit A as specified herein, (i) the Company shall have no obligation to provide Executive with any payments other than the first month’s Advisory Fee and (ii) Executive’s prior release of claims under the Separation and Advisory Agreement executed between the Company and Executive shall remain in full force and effect.
4.    Executive shall re-execute and return this Exhibit A to the Company within seven (7) days following the Advisory Period End Date but no earlier than the Advisory Period End Date. Executive acknowledges that by re-executing this Exhibit A, Executive is acknowledging and agreeing that Executive has been fully paid all earned amounts and benefits and that the release provisions set forth in Paragraph 1 of this Exhibit A shall be deemed to cover any claims which Executive had, may have had, or thereafter may have against the Company arising from the beginning of time until the date on which Executive re-executes this Exhibit A. Notwithstanding the initial effectiveness of this Exhibit A, Executive understands that, within seven (7) days of re-executing this Exhibit A, Executive may revoke Executive’s re-execution of the Exhibit A. To be effective, the revocation must be in writing and delivered to the Company’s headquarters and addressed to the person who executed this Exhibit A on the Company’s behalf. If Executive does not revoke Executive’s consent to Executive’s re-execution within the seven (7) day period, the release as applied shall be fully enforceable without any further affirmative action by either party. If Executive does not re-execute this Exhibit A on or within the seven (7)-day period as specified herein, or Executive timely revokes Executive’s re-execution as specified herein, (i) the Company shall have no obligation to provide Executive with the final Monthly Payment and (ii) Executive’s prior release of claims under the Agreement and this Exhibit A shall remain in full force and effect.
5.    Paragraphs 2, 9, and 11-27 of the Agreement are herein incorporated by reference as if wholly set forth herein.
[SIGNATURES ON NEXT PAGE]

By signing this Exhibit A, Executive acknowledges to have had the opportunity to consult with an attorney of Executive’s choice; to have carefully reviewed and considered this Exhibit A; to have understand the terms of Exhibit A; and to have voluntarily agreed to these terms.

__________________________________________
Executive: Ravi Mohan    Date

On Behalf of Credit Acceptance Corporation

Name:    Date
Title:

IN WITNESS WHEREOF, the Parties have re-executed this Exhibit A as of the first date set forth below (which shall be no earlier than the Advisory Period End Date).

Executive: Ravi Mohan    Date

On Behalf of Credit Acceptance Corporation

Name:    Date
Title: